(A)  A special meeting of the shareholders of Berger Growth
Fund ("Growth", the "Fund") was held on March 7, 2003. Shareholders at the meeting approved the following proposal (certain proposals not applicable to the Fund have been omitted):


PROPOSAL 3:
For shareholders of Growth, to ratify an interim Investment
Advisory Agreement for the Fund with Janus Capital
Management LLC ("Janus").

					Withheld/	Broker
	For		Against		Abstain		Non-Votes
----------------------------------------------------------------------
Growth	53,122,181	1,955,008	1,556,203	-


(B) A special meeting of the shareholders of the Fund was also held on March 28, 2003. Shareholders at the meeting approved the following proposal (certain proposals not applicable to the Fund have been omitted):


PROPOSAL 2:
For shareholders of Growth, to approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets and all liabilities of the Fund in exchange for Janus Olympus Fund shares. The shares so received will be distributed to shareholders of Growth, which will be terminated or dissolved as soon as practicable thereafter.

					Withheld/	Broker
	For		Against		Abstain		Non-Votes
----------------------------------------------------------------------
Growth	58,003,080	2,324,519	1,414,266	7,680,978